UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2020

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address of principal executive offices, including area code)

(011) (44)-(20)-3124-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.000304635 per share	WLTW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2020, Willis Towers Watson Public Limited Company (the “Company”) and Aon plc (“Aon”) entered into Amendment No. 1 (the “Amendment”) to the Business Combination Agreement (the “Business Combination Agreement”), dated as of March 9, 2020, between the Company and Aon, providing for the combination of the two companies (the “Transaction”).

As previously disclosed and pursuant to the Business Combination Agreement, at the Effective Time (as defined in the Business Combination Agreement), four members of the Company’s board of directors (including the Company’s chief executive officer) will be appointed to Aon’s board of directors (the “Aon Board”).  The Amendment amends the Business Combination Agreement to provide that the total number of directors on the Aon Board at such time shall comprise twelve members (rather than eleven members), including a director mutually agreed by Aon and the Company.  The Company and Aon separately stipulated that this twelfth, mutually agreed director will be Byron Spruell.  Pursuant to the Amendment, if Mr. Spruell becomes unable to serve, resigns or otherwise is not serving on the Aon Board prior to the Effective Time, then the size of the Aon Board at the Effective Time will revert to eleven members.

Mr. Spruell is the President of League Operations at the National Basketball Association. Prior to joining the National Basketball Association, Mr. Spruell spent 20 years at Deloitte LLP, most recently as its Vice Chairman, Central Region Marketplace Leader and Chicago Managing Principal. He serves on several non-profit boards, including the University of Notre Dame Board of Trustees and the Jackie Robinson Foundation, among others. Mr. Spruell joined the current Aon Board as an independent director effective October 27, 2020.

The Company has agreed to the increased size of the Aon Board following consummation of the Transaction, and the inclusion of Mr. Spruell as the twelfth member of the Aon Board at that time, because the Company believes that Mr. Spruell will be a strong addition to the post-Transaction Aon Board and that his service will benefit the combined company and its stakeholders.

Other than as expressly modified pursuant to the Amendment, the Business Combination Agreement remains in full force and effect as originally executed.  The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which has been filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Statement Required by the Irish Takeover Rules

The directors of the Company accept responsibility for the information contained in this document. To the best of the knowledge and belief of the directors of the Company (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if, during an “offer period,” any person is, or becomes “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Aon or the Company, all “dealings” in any “relevant securities” of Aon or the Company (including by means of an option in respect of, or a derivative referenced to, any such relevant securities) must be publicly disclosed by no later than 3.30pm (Eastern time) in respect of the relevant securities of Aon and the Company on the business day following the date of the relevant transaction. The requirement will continue until this offer period ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an interest in relevant securities of Aon or the Company, they will be deemed to be a single person for the purposes of Rule 8.3 of the Irish Takeover Rules. Under Rule 8.1 of the Irish Takeover Rules, all dealings in relevant securities of the Company by Aon, or relevant securities of Aon by the Company, or by any party acting in concert with either of them must also be disclosed by no later than 12 noon (Eastern time) in respect of the relevant securities of Aon and the Company on the business day following the date of the relevant transaction. Interests in securities arise, in summary, when a person has a long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an interest by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms used in this paragraph should be read in light of the meanings given to those terms in the Irish Takeover Rules. If you are in any doubt as to whether or not you are required to disclose dealings under Rule 8 of the Irish Takeover Rules, consult with the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel by telephone on +353 1 678 9020.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Amendment to Business Combination Agreement, dated October 30, 2020
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Willis Towers Watson Public Limited Company
(Registrant)

By:	/s/ Matthew Furman
Name:	Matthew Furman
Title:	General Counsel

Date:	October 30, 2020